Exhibit 99.1

AAON Authorizes $20 Million for Stock Buyback Program

TULSA, OK, March 13, 2020 – AAON, Inc. (NASDAQ-AAON), today announced that its Board of Directors has authorized the Company to make up to $20 million in purchases of the Company’s common stock at prevailing market prices from time to time through open market purchases, privately negotiated transactions, or otherwise in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended.

The actual timing, number of value of shares repurchased by the Company under the stock buyback program will depend on several factors, including price, general market and business conditions as well as alternative investment opportunities. The payment for shares repurchased under the stock buyback program will be funded through the Company’s cash on hand and all shares repurchased will be restored to the status of authorized but unissued stock.

Norman H. Asbjornson, CEO, stated, “We are pleased our strong capital position enables us to announce this stock buyback program and continue to return value to our stockholders, all while maintaining our significant 2020 capital expenditure program.”

Gary D. Fields, President, stated, “Given recent market conditions, we believe this stock buyback program provides an attractive investment opportunity for the Company and also underscores our confidence in the quality of our business and ability to continue generating free cash flow.”

About AAON
AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recover units, condensing units, geothermal/water-source heat pumps, coils and controls. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.AAON.com.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

Contact Information
Jerry R. Levine
Phone: (914) 244-0292
Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

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